American Eagle Energy Announces Operations Update and Guidance

DENVER, CO — January 10, 2014 — American Eagle Energy Corporation (NYSE MKT: AMZG) (the “Company” or “American Eagle”) announces an update to operations and guidance for production and operated well development in its Spyglass Project area in northwestern Divide County, North Dakota.

Well Development Activity

During the quarter ended December 31, 2013, American Eagle added four operated wells to production in its Spyglass Project area consisting of two field extension wells and two infill wells. The extension wells included one Three Forks producer and one Middle Bakken producer and the two infill wells are producing from the Middle Bakken formation. Two of the wells (Bryce and Erling) are part of the Farm-Out Agreement in which the Company’s JV partner pays 100% of the Company’s working interest share of well development costs for up to six wells, all of which will be operated by American Eagle. The Company does not have a net revenue interest in each well’s production until the JV Partner has recouped 112% of development costs on a per-well basis, after which 30% of the Company’s initial well bore interests revert back to it, including a 30% net revenue interest. The other two wells (Kent and Lauren) are part of the Carry Agreement in which the JV partner pays 100% of the Company’s working interest share of well development costs for up to five wells, all of which will be operated by American Eagle. The Company initially receives 50% of its net revenue interest in each well’s production over the first two years or until the JV partner has recouped 112% of its development costs on a per-well basis, after which 100% of the Company’s initial well bore interests revert back to it.

The two Farm-Out wells were brought onto production during November and the two Carry wells were brought onto production during October. Since American Eagle receives no net revenue interest on the Farm-Out wells and only receives half of its net revenue interest on the Carry wells, contribution from these wells to fourth quarter net production was minimal. However, the wells are beneficial to American Eagle’s future growth by extending the proved producing area in both the Three Forks and Middle Bakken formations to the west of the Company’s current producing areas in Spyglass.

The following operated wells were added to production during the fourth quarter ended December 31, 2013 for which the Company has received at least 30 days of cumulative production:

		30 Day IP Rate	Lateral Length	Approximate	Infill Number
Well	Formation	BOEPD[1]	Ft	DSU[2] Acres	in DSU[2]

Bryce 3-2N 163-102, 2 & 11 Farm-Out	Three Forks	399	9851	1280	1st

Erling 15-33 164-102, 28 & 33 Farm-Out	Middle Bakken	192	5633	800	1st

Kent 1-3N 164-101, 27 & 34 Carry	Middle Bakken	177	6011	800	4th

Lauren 2-3N 164-101, 27 & 34 Carry	Middle Bakken	119	6055	800	3rd

1 Barrels of oil equivalent per day (“BOEPD”)

2 Drill spacing unit (“DSU”)

The Bryce 3-2N well is the first Three Forks well of the Farm-Out Agreement and is the Company’s furthest west Three Forks well, pushing production about four miles west of its most westerly operated Three Forks well (Anton 3-4). The Bryce 3-2N produced an average of 399 BOEPD during the first 30 days of production from a regular 1280 acre spacing unit.

The Erling 15-33 well is the first Middle Bakken well of the Farm-Out Agreement and is the Company’s furthest west Middle Bakken well, pushing production about six miles west of its most westerly operated Middle Bakken well (Christianson Brothers 15-33N). The Erling 15-33 produced an average of 192 BOEPD during the first 30 days of production with a shorter lateral length in a correctional spacing unit of approximately 800 acres near the Canadian border.

The Kent 1-3N well is a Middle Bakken well of the Carry Agreement and is one section west of the Company’s first Middle Bakken well (Silas 3-2N). The Kent 1-3N well produced an average of 177 BOEPD during the first 30 days of production with a shorter lateral length due to the location in another 800 acre spacing unit adjacent to the Canadian border.

The Lauren 2-3N well is a Middle Bakken well of the Carry Agreement and is on the same section as the Kent 1-3N well. The Lauren 2-3N well produced an average of 119 BOEPD during the first 30 days of production with a similar lateral length as the other 800 acre spacing unit wells.

In addition to the wells detailed above, American Eagle has seven operated wells that were spud prior to the fourth quarter ended December 31, 2013, six of which remain to be completed with one of the wells completed but not yet producing at year end. One of the wells is part of the Farm-Out Agreement pushing development southwest, two are part of the Carry Agreement targeting the Middle Bakken formation in areas the Company already has producing Three Forks wells, and four are regular working interest wells (two Middle Bakken and two Three Forks). The Farm-Out well consists of a Middle Bakken well (Taylor 16-1E) that is about two miles southwest of the Christianson Brothers 15-33N well. The two Carry wells and four regular working interest wells are either in-fill wells or are adjacent to producing American Eagle wells. The Company is in the process of completing these wells and expects production on these wells to begin within weeks after completion. For wells that have accumulated at least 30 days of production, the Company will provide further details in the next operational update that will be in conjunction with the release of fourth quarter and year-end 2013 results in mid-March.

Severe Weather Impacts Production

During the month of December 2013, Williston, North Dakota had 19 days with temperatures below zero degrees Fahrenheit. The unusually severe weather caused delays to well completion schedules and negatively impacted production from existing wells due to freezing gas lines and equipment. Five of the six wells that were waiting on completion at the end of 2013 were originally scheduled to be completed during December. The Company plans to complete these wells over the next few weeks.

The Company estimates that average production for the fourth quarter ended December 31, 2013, will be approximately 1,800 BOEPD versus our previous guidance of 2,100 BOEPD. The severe weather was the primary culprit for the lower than expected production. The cold weather has continued into January and could cause delays during first quarter of 2014. American Eagle has frac crews scheduled over the next few weeks and anticipates completing most of this work by the middle of the first quarter. The Company anticipates that the increase in oil volumes as completed wells are added to production will be tempered by wells that may be shut-in as adjacent wells are fracture stimulated.

Operated Well Development Guidance

American Eagle currently has two rigs drilling with plans to maintain two rigs through at least the end of first quarter of 2014. During the quarter ended March 31, 2014, the Company plans to drill approximately six gross operated wells. One of the wells will be the last of the Carry Agreement wells, three will be the last of the Farm-Out Agreement wells, and the rest will be regular working interest wells. For the remainder of 2014, American Eagle plans to drill a mix of Three Forks and Middle Bakken wells, with a weighting towards Three Forks wells. The Company plans to continue drilling an even mix of step-out wells in new DSUs and in-fill wells in existing DSUs.

American Eagle is currently evaluating its development plan for 2014. The Company’s previous 2014 budget estimated the cost of drilling and completing each long-lateral well, on 1,280-acre drill spacing units (“DSUs”) to be approximately $6.8 million per well and approximately $6.2 million per well for shorter lateral wells on 800-acre DSUs. During the second half of 2013, American Eagle has been drilling and completing wells below these budgeted amounts. The Company’s previous 2014 budget was based on utilizing one to two rigs to drill and complete approximately 18 gross wells during 2014, at an estimated aggregate cost to the Company of approximately $65 million. Given the efficiencies experienced over the last several months, American Eagle has the flexibility either to lower its capital spending to drill and complete the same number of wells or accelerate development while maintaining its capital spending budget. The Company plans to continue operating with a balanced approach to capital spending and will provide an operations update after the capital budget has been finalized.

Production Guidance

American Eagle estimates that average production for the first quarter ended March 31, 2014, will be approximately 1,850 to 1,950 BOEPD with quarter-over-quarter growth being held back due to the mix of Farm-Out and Carry Agreement wells that are expected to be brought onto production during the quarter. Although it is difficult to estimate the effect severe weather might have during the quarter, the Company believes production will return to a more normalized growth rate following the drilling and completion of Farm-Out and Carry Agreement wells and the higher number of work-overs that were completed during the second half of 2013 and are planned for the first quarter of 2014.

Management Comments

Brad Colby, President and CEO of American Eagle, said, “We are very pleased with the results of the Farm-Out Agreement wells as they help to delineate more of our Spyglass acreage and will directly increase our proved reserves. The results of our Carry Agreement wells reflect the more modest initial rates and flatter decline profiles expected from the short lateral, Middle Bakken wells. They have helped to increase proved reserve area for the Middle Bakken in Spyglass. Despite severe weather impacts in the near-term, we believe our current development plan will continue to support expected growth in proved reserves and production.”

ABOUT AMERICAN EAGLE ENERGY CORPORATION

American Eagle Energy Corporation is an independent exploration and production operator that is focused on acquiring acreage and developing wells in the Williston Basin of North Dakota, targeting the Bakken and Three Forks shale oil formations. The Company is based in Denver, CO. More information about American Eagle can be found at www.americaneagleenergy.com or by contacting investor relations at 303-798-5235 or ir@amzgcorp.com. Company filings with the Securities and Exchange Commission can be obtained free of charge at the SEC’s internet site at www.sec.gov.

SAFE HARBOR

This press release may contain forward-looking statements regarding future events and the Company’s future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this press release regarding the Company’s financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “possible,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties and important factors (many of which are beyond the Company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: general economic or industry conditions, nationally and/or in the communities in which the Company conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, policies, or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting the Company’s operations, products, services, and prices.

The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company does not assume any obligations to update any of these forward-looking statements.

INVESTOR RELATIONS CONTACT:

Marty Beskow

Vice President of Capital Markets and Strategy

American Eagle Energy Corporation

303-798-5235

ir@amzgcorp.com

www.americaneagleenergy.com